Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-87008, 333-21895, 333-100511) of Schnitzer Steel Industries, Inc. of our report dated October 29, 2007 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
Portland, Oregon
October 29, 2007